Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue – 38th floor
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

December 5, 2007

Medallion Financial Credit Facility Renewed

and Increased to $250 Million

NEW YORK, N.Y. – December 5, 2007—Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets announced today that, through a special purpose subsidiary, it renewed its commercial paper conduit facility agreement administered by Citicorp North America, Inc. for an additional 364 days. The facility covers taxicab medallion lending in New York City as well as Boston, Chicago and other cities throughout the United States. The maximum committed credit under the facility was also increased to $250,000,000, up from $125,000,000.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with this transaction and our increased credit relationship with Citibank. In this turbulent credit environment, to not only renew a facility, but to double its size is a testament to our company and the outstanding credit quality of our medallion loans. Taxi medallions have been one of the best asset classes to lend against in the United States for more than 50 years, and we are proud to be an industry leader.”

Larry Hall, Medallion Financial’s Chief Financial Officer, stated, “Over the last three years, we have grown our managed taxicab medallion portfolio by 60%, and corporate medallion prices have increased by 75% in the same period. Our current portfolio of medallion loans exceeds $594,000,000. This new credit facility ensures we have the funding necessary to effectively grow the portfolio in the coming year and beyond.”

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $2.6 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors” in the Medallion’s 2006 Annual Report on Form 10-K.